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Exhibit 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We consent to incorporation by reference in the registration statement on Form S-8 of Computer Task Group, Incorporated of our report dated February 9, 1996 with respect to the consolidated balance sheet of Computer Task Group, Incorporated and subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, which report appears in the 1995 Annual Report to Shareholders of Computer Task Group, Incorporated, which is incorporated by reference in Computer Task Group, Incorporated's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to incorporation by reference of our report on the Financial Statement Schedule, which appears in the Annual Report on Form 10-K.

/s/ KPMG PEAT MARWICK LLP

Buffalo, New York
September 16, 1996